Exhibit 99.3

June 14, 2004

Official Committee of Unsecured Creditors
of Minorplanet Systems USA, Inc., et al.
c/o Jack R. Bird, Esq.
Bergman & Bird, LLP
4514 Travis Street
Travis Walk, Suite 300
Dallas, TX 75205

                    Re:    Minorplanet Systems USA, Inc.

Caren (292) Limited
Minorplanet Systems USA Limited

Dear Mr. Bird:

     This letter is written on behalf of the three above-referenced debtors (collectively, the “Debtors”), debtors and debtors in possession in jointly administered case no. 04-31200-HDH-11, pending in the United States Bankruptcy for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). Capitalized terms herein have the meanings ascribed to them in the Debtors’ Second Amended Joint Plan of Reorganization (the “Plan”), filed with the Bankruptcy Court on May 24, 2004.

     Based on our discussions, this letter summarizes the agreements between the Debtors and the Official Committee of Unsecured Creditors of the Debtors (the “Committee”) with respect to the following matters:

     1. Valuation. For purposes of the Plan, the Debtors and the Committee agree that the value of reorganized Minorplanet shall be equal to $25.333 million, such that Holders of Allowed Class 3 Claims under the Plan shall receive 75%, and Holders of Allowed Class 5 Interests shall receive 25%, of the 7,000,000 shares of New Common Stock issued upon confirmation of the Plan. The allocation of 75% of the New Common Stock to Holders of Allowed Class 3 Claims and any holder of an Allowed Class 4 Claim who elects to receive stock and be treated as an Allowed Class 3 Claim and 25% of the New Common Stock to Class 5 Interests shall be applicable regardless of the final allowed amount of such claims. In the event a settlement incorporating this valuation is not approved by the Bankruptcy Court, both the Committee and the Debtors will use their best efforts to seek such an allocation (75-25) and valuation at the hearing on the Debtors’ Amended Motion for Valuation, and to seek confirmation of the Plan (as modified pursuant to this letter agreement) at the confirmation hearing, each of which hearings is set on June 28, 2004.

     2. Board of Directors. The Debtors and the Committee have agreed that the Board of Directors of reorganized Minorplanet shall consist of seven individuals. Four of these individuals will be Mair Faibish, Alan Howe, Lloyd Miller and Greg Pritchard. Should any these four individuals not serve as of the Effective Date, the replacement shall be selected from a person nominated by the Committee by the Effective Date of the Plan. In the event the Committee fails to nominate the replacement by the Effective Date of the Plan, the new Board

Official Committee of Unsecured Creditors
of Minorplanet Systems USA, Inc., et al.
c/o Jack R. Bird, Esq.
June 14, 2004

shall select the replacement. In the event any of these individuals withdraws after the Effective Date of the Plan, the Board shall replace the director. The remaining three individuals will be current members of the Board of Directors or individuals identified by the current Board of Directors. The Debtors will file a Plan Document identifying all members of the Board of Directors of reorganized Minorplanet on or before June 22, 2004, which is the deadline for filing Plan Documents under the Bankruptcy Court’s order approving the Disclosure Statement.

     3. Employment Agreements. The Debtors and the Committee have agreed that reorganized Minorplanet will employ the three executive officers of the Debtors listed on attached term sheet and will execute employment agreements with such individuals containing the terms and conditions listed on the term sheet. The Debtors will file forms of the employment agreements with such individuals as Plan Documents on or before June 22, 2004.

     4. New Management Restricted Shares. The Debtors will amend the Plan to change the designation of and references to New Management Stock to New Management Restricted Shares. The Debtors and the Committee have agreed on the general terms and conditions under which the New Management Restricted Shares will be issued. These terms and conditions are also listed on the attached term sheet. The Debtors will file a Plan Document listing the terms and conditions for issuance of the New Management Restricted Shares on or before June 22, 2004.

     5. Class 5 Interests. The Committee will not object to the Debtors’ amending or modifying the Plan to clarify that Holders of Existing Common Stock as reflected on the books and records of the transfer agent for the Existing Common Stock, determined as of a record date to be set by the Court at the Confirmation Hearing, shall be considered Allowed Class 5 Interests, irrespective of whether such Holders have filed proofs of Interest.

     6. HFS Agreement. The strike price at which HFS (or a replacement lender for HFS) may convert any debt which it may lend to the Debtors shall be set at $3.62 per share, provided that such amount shall be reduced (i) by 20% if such debt is converted within one year after the date the debt is incurred or (ii) by 15% if such debt is converted more than one year after the date the debt is incurred. This does not obligate the Debtors or the Reorganized Debtor to enter into an agreement with HFS.

     7. Plan Confirmation. The Committee will not object to, and both the Committee and the Debtors, using their best efforts, will affirmatively support approval of this settlement and confirmation of the Plan, in the form as modified by the terms hereof.

     This Agreement is subject to Bankruptcy Court approval. Within 72 hours of your execution of this letter agreement by the Committee, the Debtors will file a motion for approval of the Agreement with the Bankruptcy Court and seek a hearing on such motion in lieu of the hearing currently set on their Amended Motion for Valuation, on June 28, 2004 at 1:30 p.m.

     If this letter accurately summarizes the agreements between the Debtors and the Committee, please execute this letter on behalf of the Committee in the space indicated below.

Official Committee of Unsecured Creditors
of Minorplanet Systems USA, Inc., et al.
c/o Jack R. Bird, Esq.
June 14, 2004

Very truly yours,

Minorplanet Systems USA, Inc.
Caren (292) Limited
Minorplanet Systems USA Limited

By:	(x) W. Michael Smith

W. Michael Smith
Executive Vice President, Chief
Operating Officer, Chief Financial
Officer and Treasurer

Agreed to:

Official Committee of Unsecured Creditors
of Minorplanet Systems USA, Inc., et al.

By:	(x) Lloyd Miller

Lloyd Miller
Committee Chairman

Term Sheet for New Management Restricted Shares

700,000 Restricted Shares or (10%) of the stock issued and outstanding in the Reorganized Debtor.

On Effective Date of Plan, Casey will be issued 150,000 Restricted Shares, and Smith and Bilbao will each be issued 100,000 Restricted Shares. The 350,000 Restricted Shares allocated herein to Casey, Smith and Bilbao shall vest as set forth herein, and those not vested shall be subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and substantially similar matters. For example, there will be no adjustment for stock issued for a capital infusion or as to stock issued for an acquisition. The remaining 350,000 Restricted Shares shall be reserved for allocation and issuance by the new Board of Directors, to vest on terms established by new Board.

Vesting for Casey, Smith and Bilbao

One-third vests on execution of SBC contract, which shall include the SBC Retrofit at volumes and profit margins at substantially similar volumes and profit margins as described in the May 20, 2004 Report to the Official Unsecured Creditors Committee.

One-third vests on completion of three consecutive quarters of positive EBITDA within two and one-half years of the Effective Date of the Plan.

One-third vests on completion of four consecutive quarters of net income within three years of the Effective Date of the Plan.

Term Sheet for Employment Agreements

Individuals:	Casey, Smith, Bilbao, who shall serve as full time employees.

Duration:	Two years, continues month to month thereafter

Base Salary:	Casey — $225,000 per year
Smith — $200,000 per year
Bilbao — $200,000 per year

Bonus:	50% of Base Salary based on criteria set by the Board

Benefits:	All current benefits to each employee or as modified by the Board.

Severance:

If (i) the employee terminates for good reason following a change of control or (ii) the employee is terminated without cause regardless of whether there has been a change of control, severance shall be as follows:

1. If terminated during first two years, lump sum immediately payable equal to twelve month rolling severance of Base Salary, plus salary earned through the date of termination but not yet paid, expenses not reimbursed, and the amount of bonus which would have been earned as of termination date based upon targets set by Board. If terminated after two years, such sum shall reduce by a sum equal to 1/12 of annual Base Salary for every two months employed after such two year period together with all unpaid salary and expenses not reimbursed as of the date of termination, and the amount of bonus which would have been earned as of termination date based upon targets set by Board. However, in no event shall such sum fall below six months Base Salary.

2. Continuation of COBRA and other benefits for 12 months payable in same proportion as currently provided.

3. Restricted Shares previously vested at time of termination will be retained by the employee. Fifty percent (50%) of Restricted Shares not vested at time of termination shall vest as of the date of termination. The right to unvested Restricted Shares shall only be applicable to those which can be earned pursuant to this agreement. If it no longer possible to earn such Restricted Shares (for example, the SBC agreement was executed on terms which do not qualify for a bonus), then the employees shall not be entitled to receive fifty percent (50%) of such Restricted Shares. The unearned Restricted Shares which can be received are those 350,000 Restricted Shares allocated to Casey, Smith and Bilbao, and not the 350,000 Restricted Shares reserved for allocation and issuance by the Board.

     Good reason is as defined in the current employment agreements of Bilbao and Smith (the provision regarding relocation of headquarters more than 50 miles shall not be applicable to Mr. Casey).

     Cause is as defined in existing agreement

     Change of control shall be based on same test as in existing agreement.

Other: 12 month non-compete